Exhibit 10.4

RIGHT OF FIRST REFUSAL AGREEMENT

THIS RIGHT OF FIRST REFUSAL AGREEMENT (the “Agreement”) is made as of the 15th day of July, 2005 by and among Eons, Inc., a Delaware corporation (the “Company”), General Catalyst Group III, L.P., a Delaware limited partnership (“GCP Group III”), GC Entrepreneurs Fund III, L.P., a Delaware limited partnership (“GCP Entrepreneurs III” and together with GCP Group III, “GCP”), Monster Worldwide, Inc., a Delaware corporation (“Monster Worldwide”), and Jeffrey C. Taylor (“Taylor”).  GCP, Monster Worldwide and Taylor are referred to herein individually each as an “Investor” and collectively as the “Investors.”

WHEREAS, this Agreement in being entered into in connection with the Company’s July 2005 financing, pursuant to which on the date hereof, the Company will issue and sell, and the Investors will purchase and acquire, certain securities of the Company (the “July 2005 Financing”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Company and the Investors agree as follows:

1.                                       Definitions.

(a)                          “Company Notice” means written notice from the Company notifying Taylor that it intends to exercise its right of first refusal under Section 2(a) as to some or all of the Transfer Stock proposed to be transferred in any Proposed Transfer.

(b)                         “Investor Notice” means written notice from either GCP or Monster Worldwide notifying the Company and Taylor that such Investor intends to exercise its Secondary Refusal Right as to a portion of the Transfer Stock with respect to any Proposed Transfer.

(c)                          “Monster Note” means the Note issued to Monster Worldwide pursuant to the terms of the Subscription Agreement between the Company and Monster Worldwide, dated as of the date hereof.

(d)                         “Proposed Transfer” means any proposed assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Taylor Common Shares and/or the Taylor Note (or any interest in the foregoing), including any such transfer or encumbering by operation of law or court order; provided that Proposed Transfer shall not include any merger, consolidation or like transfer effected pursuant to a vote of the holders of capital stock of the Company.

(e)                          “Proposed Transfer Notice” means written notice from Taylor setting forth the terms and conditions of a Proposed Transfer.

(f)                            “Prospective Transferee” means any person to whom a Proposed Transfer is proposed to be made.

(g)                         “Secondary Notice” means written notice from the Company notifying GCP and Monster Worldwide that the Company does not intend to exercise its right of first refusal as to all shares of Transfer Stock with respect to any Proposed Transfer.

(h)                         “Secondary Refusal Right” means the right, but not an obligation, of GCP or Monster Worldwide to purchase up to its pro rata portion (based upon their respective relative aggregate amounts invested in the Company in connection with the July 2005 Financing) of any Transfer Stock not purchased pursuant to the Company’s right of first refusal set forth in Section 2(a), on the terms and conditions specified in the Proposed Transfer Notice.

(i)                             “Taylor Common Shares” means any shares of the Company’s Common Stock issued to Taylor and outstanding on the date hereof, and any securities of the Company issued in respect thereof.

(j)                             “Taylor Note” means the Note issued to Taylor pursuant to the terms of the Subscription Agreement between the Company and Taylor, dated as of the date hereof.

(k)                          “Taylor Note Refusal Right” means the right, but not an obligation, of GCP or Monster Worldwide to purchase up to its pro rata portion (based upon their respective relative aggregate amounts invested in connection with the July 2005 Financing) of all or any portion of the Taylor Note that is proposed to be transferred in a Proposed Transfer, on the terms and conditions specified in a notice relating to such proposed transfer.

(l)                             “Transfer Stock” means Taylor Common Shares that is proposed to be transferred in a Proposed Transfer.

2.                                       Right of First Refusal.

(a)                                  Company Right to Purchase.

(1)                                  Grant.  For so long as at least one half of the original principal balance of the Monster Note remains outstanding, Taylor hereby unconditionally and irrevocably grants to the Company a right of first refusal to purchase all or any portion of the Transfer Stock that Taylor may propose to transfer in a Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee.

(2)                                  Notice.  Taylor must deliver a Proposed Transfer Notice to the Company and each of GCP and Monster Worldwide not later than thirty (30) days prior to the consummation of such Proposed Transfer.  Such Proposed Transfer Notice shall contain the material terms and conditions of the Proposed Transfer and the identity of the Prospective Transferee.  The Company must exercise its right of first refusal under Section 2(a) by giving a Company Notice to Taylor, with copies to GCP and Monster Worldwide, within five (5) days after delivery of the Proposed Transfer Notice.  The Company shall not exercise its right of first refusal hereunder with respect to any Proposed Transfer, without the prior approval of a majority of its Board of Directors, which majority shall include the director designated by GCP, if any.

(b)                                 GCP and Monster Worldwide Right to Purchase.

(1)                                  Grant.  For so long as at least one half of the original principal balance of the Monster Note remains outstanding, Taylor hereby unconditionally and irrevocably grants to GCP and Monster Worldwide a Secondary Refusal Right to purchase all or any portion of the Transfer Stock not purchased by the Company pursuant to the Company’s right of first refusal set forth above, as provided in this Section 2(b).  If the Company does not intend to exercise its right of first refusal with respect to all Transfer Stock subject to a Proposed Transfer, the Company must deliver a Secondary Notice to GCP and Monster Worldwide no later than ten (10) days after Taylor delivers the Proposed Transfer Notice to the Company.  To exercise its rights under this Section 2(b), GCP or Monster Worldwide must deliver an Investor Notice to Taylor and the Company within ten (10) days after the receipt of the Secondary Notice. In addition, in the event Taylor proposes to transfer the Taylor Note in a Proposed Transfer, for so long as at least one half of the original principal balance of the Monster Note remains outstanding, Taylor hereby unconditionally and irrevocably grants to GCP and Monster Worldwide a Taylor Note Refusal Right to purchase all or any portion of the Taylor Note that is proposed to be transferred at the same price and on the same terms and conditions as those offered to the transferee to whom the Taylor Note is proposed to be transferred.  Taylor must deliver a notice to GCP and Monster Worldwide no later than twenty (20) days prior to the consummation of such proposed transfer of the Taylor Note.  To exercise its Taylor Note Refusal Rights, GCP or Monster Worldwide must deliver a notice to Taylor and the Company within ten (10) days after receipt of the notice referred to in the preceding sentence indicating that such Investor intends to exercise its Taylor Note Refusal Right.

(c)                                  Consideration; Closing.  If the consideration proposed to be paid for the Transfer Stock or the Taylor Note is in property, services or other non-cash consideration, the fair market value of the consideration shall be determined in good faith by a majority of the Company’s Board of Directors (the “Board”), which majority shall include the director designated by GCP, if any.  If the Company or GCP or Monster Worldwide cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or such Investor may pay the cash value equivalent thereof, as determined by the Board, as provided above.  The closing of the purchase of Transfer Stock by the Company and GCP or Monster Worldwide or the Taylor Note by GCP or Monster Worldwide shall take place, and all payments from the Company and GCP or Monster Worldwide shall have been delivered to Taylor, by the later of (i) the date specified in the applicable notice referred to above as the intended date of the Proposed Transfer or the date of the transfer of the Taylor Note, as the case may be and (ii) thirty (30) days after delivery of such applicable notice.

(d)                                 Effect of Failure to Comply.  Any transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company.  Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate.  Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of capital stock not made in strict compliance with this Agreement).

(e)                                  Arms-Length Transfers.  Notwithstanding the foregoing, in the event any Transfer Stock or all or any portion of the Taylor Note is proposed to be transferred in a transaction not negotiated on a good faith, arms-length basis, the Company or the Investors, as the case may be, may exercise rights to purchase under this Section 2 for the price per security at which Taylor acquired such Transfer Stock (as adjusted for stock dividends, combinations, splits, recapitalizations and the like) or Taylor Note (or portion thereof), as applicable.

3.                                       Exempt Transfers.

(a)                                  Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to any transfer of equity securities by Taylor to: (i) any spouse, parent, sibling or child of Taylor (each a “Family Member”); (ii) any trust, the sole beneficiaries of which are Taylor or one or more Family Members; (iii) any transferee taking from Taylor by will or the laws of descent and distribution or pursuant to any separation or divorce agreement or related judicial order; or (iv) an entity in which Taylor owns 100% of the voting and equity capital; provided, that prior to making, effecting or permitting any such transfer, Taylor shall cause the prospective transferee to make such representations and warranties and comply with such covenants as may be deemed reasonably necessary by the Company to comply with applicable securities laws, and to agree, in a form satisfactory to the Company and the other Investors, to become a party to and be bound by the applicable provisions of this Agreement and to agree that the equity securities so transferred or disposed of shall continue to be bound by and subject to the applicable provisions of this Agreement to the same extent as Taylor.  In connection with any transfer of any Transfer Stock or all or any portion of the Taylor Note pursuant to any separation or divorce agreement or related judicial order, Taylor agrees to use his best efforts to cause such transfer to be made into a voting trust or pursuant to alternative arrangements under which either Taylor or one or more other trustees or other individuals reasonably acceptable to GCP shall retain voting control over such Transfer Stock or any capital stock underlying the conversion rights of such transferred portion of the Taylor Note.

(b)                                 Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any capital stock of the Company to the public in an offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (a “Public Offering”).

4.                                       Legend.

(a)                                  Each certificate representing shares of Taylor Common Shares and the Taylor Note held Taylor or issued to any permitted transferee in connection with a transfer permitted by Section 3 hereof shall be endorsed with a legend in substantially the following form:

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF A CERTAIN RIGHT OF FIRST REFUSAL AGREEMENT BY AND AMONG THE COMPANY, THE HOLDER,

AND CERTAIN OTHER HOLDERS OF EQUITY SECURITIES OF THE COMPANY.  COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(b)                                 Taylor agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to above to enforce the provisions of this Agreement, and the Company agrees to promptly do so.  The legend shall be removed upon termination of this Agreement at the request of the holder.

5.                                       Miscellaneous.

(a)                                  Term.  This Agreement shall terminate upon the earlier of (i) the consummation of the Company’s initial Public Offering, and (ii) the consummation of any transaction regarding or providing for the sale or other transfer of all or substantially all of its assets (other than a transfer to a wholly-owned subsidiary), or any merger, consolidation, reorganization or other transaction where the holders of equity securities of the Company (including any convertible promissory notes) immediately prior to such transaction hold less than a majority of the equity securities of the surviving, succeeding or resulting entity immediately following such transaction.

(b)                                 Dispute Resolution.  Any unresolved controversy or claim arising out of or relating to this Agreement, except as (i) otherwise provided in this Agreement, or (ii) any such controversies or claims for which a provisional remedy or equitable relief is sought, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in corporate finance transactions of the type provided for in this Agreement and who is chosen by the AAA.  The arbitration shall take place in Boston, Massachusetts, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof.  There shall be limited discovery prior to the arbitration hearing as follows:  (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause.  Depositions shall be conducted in accordance with the Massachusetts Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings.  Each party will bear its own costs in respect of any disputes arising under this Agreement.  Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of Massachusetts or any court of the Commonwealth of Massachusetts having subject matter jurisdiction.

(c)                                  Notices.  All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given:  (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) three (3) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the respective parties at their address as set forth on the signature pare hereto, or to such email address, facsimile number or address as subsequently modified by written notice given in accordance with this Section.

(d)                                 Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

(e)                                  Delays or Omissions.   No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.  Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

(f)                                    Amendment.  This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by (i) the Company, (ii) GCP, and (iii) at least one of the other two Investors.  Any amendment, modification or waiver so effected shall be binding upon the Company and the Investors, and all of their respective successors and permitted assigns whether or not such party, assignee or other shareholder entered into or approved such amendment or waiver.  Notwithstanding the foregoing, this Agreement may not be amended or modified and the observance of any term hereunder may not be waived with respect to any Investor without the written consent of such Investor unless such amendment, modification or waiver applies to all Investors in the same fashion in light of their existing rights and obligations under this Agreement.  The Company shall give prompt written notice of any amendment or modification hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, modification or waiver.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

(g)                                 Transfers, Successors and Assigns.

(1)                                  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(2)                                  The rights of the Investors hereunder are not assignable without the Company and the other Investor’s written consent, except by each Investor to any constituent, partner, member or stockholder of such Investor or to an entity or entities controlled by, or under common control with, such Investor.  Except as expressly set forth herein or in connection with an assignment by the Company by operation of law to the acquirer of the Company, the rights and obligations of the Company hereunder may not be assigned under any circumstances.

(h)                                 Severability.  The invalidity of unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

(i)                                     Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

(j)                                     Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(k)                                  Counterparts.  This Agreement may be executed in two or more counterparts (including via facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(l)                                     Nondisclosure.  The parties hereto acknowledge that Monster Worldwide will file only the documents relating to the July 2005 Financing to which it is a party as Exhibits to a Current Report on Form 8-K (the “Current Report”). Monster Worldwide has provided the Company and GCP with the text of the Current Report at least 24 hours before its anticipated filing date and will consider, but shall not be obligated to make, comments made by such parties, if any. Except to the extent required by applicable law (including applicable securities laws), no party hereto shall make any other press release or other public disclosure regarding the July 2005 Financing, the Company or such party’s investment in the Company (“Other Disclosure”) without the prior consent of the other parties hereto, such consent not to be unreasonably withheld, and each party hereto shall provide the other parties with copies of any Other Disclosure at least 24 hours prior to the anticipated release of such Other Disclosure. General disclosures regarding the existence and terms of any investment in the Company by such party without disclosing the terms as applicable to other parties shall be excluded from the foregoing requirement to obtain the other parties’ consent.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:

EONS, INC.

Address:	c/o The Feinberg Law Group, LLC
57 River Street, Suite 204
Wellesley, Massachusetts 02481

By:	/s/ Jeffrey C. Taylor

Name: Jeffrey C. Taylor

Title:	President and Chief Executive Officer

INVESTORS:

GENERAL CATALYST GROUP III, L.P.

By:	General Catalyst Partners III, L.P.
its General Partner

By:	General Catalyst GP III, LLC
its General Partner

Address:	20 University Road, Suite 450
Cambridge, Massachusetts 02138

By:	/s/ William J. Fitzgerald

Name:	William J. Fitzgerald

Title:	Member and Chief Financial Officer

MONSTER WORLDWIDE, INC.

Address:	622 Third Avenue
New York, New York 10017

By:	/s/ Myron Olesnyckyj

Name: Myron Olesnyckyj

Title: Senior Vice President

/s/ Jeffrey C. Taylor
Jeffrey C. Taylor

Address:	c/o The Feinberg Law Group, LLC
57 River Street, Suite 204
Wellesley, MA 02481

GC ENTREPRENEURS FUND III, L.P.

By:	General Catalyst Partners III, L.P.
its General Partner

By:	General Catalyst GP III, LLC
its General Partner

By:	/s/ William J. Fitzgerald

Name:	William J. Fitzgerald

Title:	Member and Chief Financial Officer